FORM OF EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT, dated as of [  ], 2014, between HIMCO Variable Insurance Trust (the “Trust”) on behalf of each of the funds listed on Schedule A (each a “Fund” and collectively, the “Funds”) and Hartford Investment Management Company (the “Adviser”).

WHEREAS, the Adviser has been appointed the investment adviser of each of the Funds pursuant to an Investment Advisory Agreement between the Trust, on behalf of each Fund, and the Adviser; and

WHEREAS, the Trust and the Adviser desire to enter into the arrangements described herein relating to certain expenses of the Funds;

NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

1.                                      For the period commencing October, 2014 through April, 2016, the Adviser hereby agrees to reimburse Fund expenses, exclusive of taxes, interest expense, brokerage commissions, acquired fund fees and expenses and extraordinary expenses, to the extent necessary to maintain the expense ratio specified for each Fund on Schedule B.

2.                                      The reimbursement described in Section 1 above is not subject to recoupment by the Adviser.

3.                                      The Adviser understands and intends that the Fund will rely on this Agreement (1) in preparing and filing amendments to the registration statements for the Trust on Form N-1A with the Securities and Exchange Commission, (2) in accruing the Fund’s expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits the Fund to do so.

4.                                      This Agreement shall renew automatically for one-year terms unless the Adviser provides written notice of termination prior to the start of such term.

5.                                      This Agreement may be amended or modified by mutual consent of the Adviser and the Board of Trustees of the Trust at any time prior to the expiration date of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HIMCO VARIABLE INSURANCE TRUST

By:
Name:
Title:

HARTFORD INVESTMENT MANAGEMENT COMPANY

By:
Name:
Title:

Schedule A

List of Portfolios

HIMCO Variable Insurance Trust
ON BEHALF OF:

HIMCO VIT Index Fund

HIMCO VIT Portfolio Diversifier Fund

HIMCO VIT American Funds Asset Allocation Fund

HIMCO VIT American Funds Blue Chip Income & Growth Fund

HIMCO VIT American Funds Bond Fund

HIMCO VIT American Funds Global Bond Fund

HIMCO VIT American Funds Global Growth & Income Fund

HIMCO VIT American Funds Global Growth Fund

HIMCO VIT American Funds Global Small Cap Fund

HIMCO VIT American Funds Growth Fund

HIMCO VIT American Funds Growth-Income Fund

HIMCO VIT American Funds International Fund

HIMCO VIT American Funds New World Fund

Schedule B

Expense Limits

Fund Name	Share Class	Capped Expense Ratio (post waiver)
HIMCO VIT Index Fund	IA	0.33%
HIMCO VIT Index Fund	IB	0.58%
HIMCO VIT Portfolio Diversifier Fund	IB	0.85%
HIMCO VIT American Funds Asset Allocation Fund	IB	0.86%
HIMCO VIT American Funds Blue Chip Income & Growth Fund	IB	0.99%
HIMCO VIT American Funds Bond Fund	IB	0.93%
HIMCO VIT American Funds Global Bond Fund	IB	1.15%
HIMCO VIT American Funds Global Growth & Income Fund	IB	1.18%
HIMCO VIT American Funds Global Growth Fund	IB	1.14%
HIMCO VIT American Funds Global Small Cap Fund	IB	1.32%
HIMCO VIT American Funds Growth Fund	IB	0.89%
HIMCO VIT American Funds Growth-Income Fund	IB	0.83%
HIMCO VIT American Funds International Fund	IB	1.09%
HIMCO VIT American Funds New World Fund	IB	1.36%